EXHIBIT 2

EURO DISNEY S.C.A. Group

Fiscal Year 2006 Results Announcement

CONSOLIDATED BALANCE SHEETS

(€ in millions, unaudited)	September 30, 2006	September 30, 2005

Non-current assets
Property, plant and equipment	2,258.9	2,288.2
Investment property	43.4	43.4
Intangible assets	53.6	55.6
Financial assets	7.2	10.7
Other	63.3	64.6
	2,426.4	2,462.5

Current assets
Inventories	39.1	39.2
Trade and other receivables	124.9	146.0
Cash and cash equivalents	266.4	242.2
Other	5.9	8.9
	436.3	436.3

Total assets	2,862.7	2,898.8

Shareholders’ equity
Share capital	39.0	39.0
Share premium	1,628.3	1,628.3
Accumulated deficit	(1,381.8)	(1,308.7)
Other	1.6	0.1
	287.1	358.7

Minority interests	106.4	117.4

Total equity	393.5	476.1

Non-current liabilities
Provisions	10.3	11.6
Borrowings	1,940.6	1,890.0
Deferred revenues	39.2	41.6
Other	58.5	53.9
	2,048.6	1,997.1

Current liabilities
Trade and other payables	371.6	375.1
Borrowings	0.7	0.5
Deferred revenues	46.6	50.0
Other	1.7	—
	420.6	425.6

Total liabilities	2,469.2	2,422.7
Total equity and liabilities	2,862.7	2,898.8